Exhibit 99.2

ATLANTIC POWER CORPORATION

MAJORITY VOTING POLICY

The Board of Directors is committed to fulfilling its mandate to supervise the management of the business and affairs of Atlantic Power Corporation (the “Corporation”) with the highest standards and in the best interests of the shareholders of the Corporation.  The Board of Directors has, in light of best practice standards in Canada and the United States, unanimously adopted this statement of policy providing for majority voting in director elections at any meeting of Corporation shareholders where an “uncontested election” of directors is held.  For the purposes of this policy, an “uncontested election” of directors of the Corporation means an election where the number of nominees for director is equal to the number of directors to be elected.  This policy does not apply where an election involves a proxy battle, i.e., where proxy material is circulated in support of one or more nominees who are not part of the director nominees supported by the Board of Directors.

Pursuant to this policy, the forms of proxy circulated in connection with a meeting of the Corporation’s shareholders at which an uncontested election of directors is to be conducted shall provide the Corporation’s shareholders with the ability to vote in favour of, or to withhold from voting for, each director nominee.  If the number of proxy votes withheld for a particular director nominee is greater than the votes in favour of such nominee, the director nominee shall be required to promptly submit his or her resignation to the Chairman of the Board of Directors following the applicable meeting of the Corporation’s shareholders.

Following receipt of a resignation submitted pursuant to this policy, the Nominating and Corporate Governance Committee of the Board (the “Committee”) shall consider whether or not to accept the offer of resignation and shall recommend to the Board of Directors whether or not to accept it.  With the exception of special circumstances that would warrant the continued service of the applicable director on the Board of Directors, the Committee shall be expected to accept and recommend acceptance of the resignation by the Board of Directors.  In considering whether or not to accept the resignation, the Committee will consider all factors deemed relevant by members of the Committee including, without limitation, the stated reasons why shareholders withheld votes from the election of that nominee, the length of service and the qualifications of the director whose resignation has been submitted, such director’s contributions to the Corporation and the Corporation’s governance guidelines.

Within 90 days following the applicable meeting of the Corporation’s shareholders, the Board of Directors shall make its decision, on the Committee’s recommendation.  In considering the Committee’s recommendation, the Board of Directors will consider the factors considered by the Committee and such additional information and factors that the Board of Directors considers to be relevant.  Following the Board of Directors’ decision on the resignation, the Board of Directors shall promptly disclose, via press release, their decision whether to accept the director’s resignation offer including the reasons for rejecting the resignation offer, if applicable.  If a resignation is accepted, the Board of Directors may in accordance with the provisions of the Corporation’s articles and by-laws, as they may be amended, restated and/or supplemented from time to time, on the recommendation of the Committee, appoint a new director to fill any vacancy created by the resignation or leave the vacancy unfilled.

A director who tenders his or her resignation pursuant to this majority voting policy shall not be permitted to participate in any meeting of the Board of Directors and/or the Committee at which his or her resignation is to be considered.  However, if each member of the Committee received a greater number of proxy votes withheld than the votes for each member in the same election, or a sufficient number of the Committee members, such that the Committee no longer has a quorum, then the remaining members of the Committee, if any, shall not consider the resignation offer(s) and the Board of Directors shall consider whether or not to accept the offer of resignation without a recommendation from the Committee.

In the event that a sufficient number of the Board of Director members received a greater number of proxy votes withheld than the votes for such members in the same election, such that the Board of Directors no longer has a quorum, then such Directors receiving a majority withheld vote shall not be permitted to vote in any meeting of the Board of Directors at which his or her resignation offer is considered, however he or she shall be counted for the purpose of determining whether the Board of Directors has quorum.

In the event that any director, who received a greater number of proxy votes withheld than votes in favour of such director’s election, does not tender his or her resignation in accordance with this majority voting policy, he or she will not be re-nominated by the Board of Directors.

The Committee may adopt such procedures as it sees fit to assist it in its determinations with respect to this policy and shall have the sole and complete authority to interpret and apply the policy.